NATIONAL TECHNICAL SYSTEMS, INC.
                             24007 Ventura Boulevard
                           Calabasas, California 91302


                            NOTICE OF ANNUAL MEETING

To the Shareholders:

         Notice is hereby given that the annual meeting of shareholders of National Technical Systems, Inc., a California corporation, will be held at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045 on Friday, June 26, 1998 at 11:00 A.M. for the purpose of considering and acting upon the following:

         1. To approve an amendment to the Company's Articles of Incorporation to provide for majority rule voting in lieu of cumulative voting in the election of directors;

         2. To elect four directors for terms expiring in 2001;

         3. To consider and act upon a proposal to amend the Company's 1994 Employee Incentive Stock Option Plan (the "1994 Plan") to increase the number of shares reserved for issuance under the 1994 Plan from 700,000 to 1,500,000;

         4. To ratify Ernst & Young LLP as auditors for the year ending January 31, 1999; and

         5. To transact such other business and to consider and take action upon any and all matters that may properly come before the meeting or any adjournment or adjournments thereof. Management has no information of any such other matters.

         Pursuant to the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on May 15, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

         Financial information concerning the Company is contained in the Annual Report for the fiscal year ended January 31, 1998, which accompanies this Notice of Annual Meeting.

         If you are unable to attend the meeting in person, please execute the enclosed Proxy and return it in the enclosed self-addressed, stamped envelope. If you later find that you can be present, you may, if you wish, vote in person, or you may revoke your proxy or file a new proxy bearing a later date with the Secretary at any time before the voting.

                                     By Order of the Board of Directors

                                             Harold Lipchik
                                               Secretary
Dated: May 26, 1998

                        NATIONAL TECHNICAL SYSTEMS, INC.
                            24007 Ventura Boulevard,
                           Calabasas, California 91302
                              ---------------------
                                 PROXY STATEMENT
                              ---------------------

                                  SOLICITATION

    The accompanying Proxy is solicited by the Board of Directors for use at the annual meeting of shareholders to be held on Friday, June 26, 1998, or any adjournment thereof. A Proxy may be revoked by the person giving it at any time before it is exercised, either by giving another proxy bearing a later date or by notifying the Secretary of the Company in writing of such revocation. The giving of the Proxy will not affect your right to vote in person if you later should find it convenient to attend the meeting. The Proxy will be voted in accordance with the specifications made.

    The Company will bear the entire cost of preparing, assembling, printing, and mailing this Proxy Statement, the Proxy, and any additional material which may be furnished to shareholders by the Company. Copies of solicitation material may be furnished to brokerage houses, fiduciaries, and custodians to forward to their principals, and the Company may reimburse them for their expenses in so doing. The Company does not expect to pay any commission or remuneration to any person for solicitation of proxies.

    This Proxy Statement and the Proxy are being mailed to shareholders on or about May 26, 1998.

    Solicitation may be made by mail, personal interview, telephone, and telegraph by officers and regular employees of the Company.

    The close of business on May 15, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company at May 15, 1998, consisted of 6,974,347 shares of no par value Common Stock. Shareholders representing a majority of outstanding Common Stock must be present in person or by proxy to constitute a quorum at the Annual Meeting. In voting for the election of Directors, each shareholder has the right to cumulate his or her votes and give one nominee a number of votes equal to the number of Directors to be elected, multiplied by the number of shares he or she holds, or to distribute his or her votes on the same principle among the nominees to be elected in such manner as he or she may see fit. A shareholder may only cumulate his or her votes if his or her candidate or candidates' names have been placed in nomination prior to the voting and any share holder gives notice at the meeting prior to the voting of that shareholder's intention to cumulate his or her votes. The persons named in the enclosed proxy may or may not elect to give such notice and vote the shares they represent in such a manner.

     In the event Proposal 1, providing for the elimination of cumulative voting, is approved by the shareholders, votes may not be cumulated for the election of directors.

    The presence in person or by proxy of the holders of a majority of the shares entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.

    A plurality of the votes cast in person or by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of shares of Common Stock representing a majority of shares outstanding is required to approve the proposed amendment to the Articles of Incorporation to eliminate cumulative voting. The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of the proposed amendment to the 1994 Stock Option Plan and for ratification of Ernst & Young LLP as auditors for the year ending January 31, 1999 and the approval of such other matters as may properly come before the Annual Meeting.

    Abstention and broker non-votes have the same effect as votes against proposals presented to shareholders other than the election of directors. They have no effect on the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following tabulation indicates as of May 15, 1998, those persons known to the Company to be beneficial owners of five percent or more of the Company's Common Stock.

                                              Number of Shares        Percent of
Name and Address of Beneficial Owner       Beneficially Owned (1)       Class
------------------------------------       ----------------------       -----
Aaron Cohen..............................         1,174,110             16.8%
  24007 Ventura Boulevard
  Calabasas, California 91302

Jack Lin.................................           998,188             14.3%
  24007 Ventura Boulevard
  Calabasas, California 91302

Luis A. and Jacqueline E. Hernandez(2)...          430,425              6.2%
   3069 Misty Harbor
   Las Vegas, Nevada 89117

Arthur Edelstein.........................          349,273              5.0%
  24007 Ventura Boulevard
  Calabasas, California 91302
-------------
(1) Includes shares covered by options that are exercisable within 60 days as follows: Cohen 23,000, Lin, 12,505 and Edelstein 27,250 and shares in the National Technical Systems Employee Stock Ownership Plan, as follows: Lin 6,503 and Edelstein 4,722.

(2) This information is based on Schedule 13D filed with the Securities and Exchange Commission on or about November 13, 1995.

    To the knowledge of management, no other person owns beneficially as much as 5% of the outstanding stock of the Company. The tabulation under "Nomination and Election of Directors" indicates the number of shares owned beneficially by each nominee as of the record date. The directors and executive officers of the Company, as a group (13 persons), owned beneficially as of the record date a total of 2,913,870 shares, or 40.8% of the outstanding stock.

Proposal 1. APPROVAL OF ELIMINATION OF CUMULATIVE VOTING

    A 1991 amendment to the California General Corporation Law permits a California corporation whose voting securities are widely traded, with the approval of its shareholders, to provide for majority rule voting in the election of directors in lieu of cumulative voting.

    Prior to this change in the California General Corporation Law, cumulative voting in electing directors was mandatory for California corporations upon proper notice by any shareholder of the corporation. By permitting shareholders of California corporations to provide for majority rule voting in lieu of cumulative voting in electing directors, the California law substantially conformed with the corporate law of approximately 40 other states (including Delaware, Illinois, Michigan, New Jersey, New York, Ohio, Pennsylvania and Texas) which either provide that cumulative voting is optional or make no provision for cumulative voting at all. The Business Law Section of the State Bar of California sponsored the amendment to change the law and requested that the amendment be introduced into the California legislature. The amendment, which was also supported by the California Chamber of Commerce, was overwhelmingly approved by the California Assembly and the California Senate and signed into law by the Governor, became effective on January 1, 1990.

    The Board of Directors believes that cumulative voting is not an appropriate method of corporate governance for the Company. Accordingly, the Board of Directors has adopted and is submitting for shareholder approval an amendment to the Company's Articles of Incorporation which, if approved by the shareholders, would provide for majority rule voting in electing the Company's directors by eliminating cumulative voting, as now permitted under California law. The text of the proposed amendment is set forth in Appendix A to this Proxy Statement.

Mandatory Cumulative Voting and Majority Rule Voting

    Any shareholder of the Company who complies with certain statutory notice requirements currently may invoke mandatory cumulative voting in the election of directors. When cumulative voting is requested by a shareholder, holders of shares of the Company's Common Stock are entitled to a number of votes per share equal to the number of directors to be elected and all such directors are voted upon simultaneously. Shareholders may cast all of their votes for a single director nominee or distribute them among two or more director nominees.

    When cumulative voting is in effect, shareholders representing far less than a majority of the voting shares have the power to nominate and elect one or more directors. For example, if four directors (the current number of Class II and Class III directors of the Company) are to be elected at an annual meeting, shareholders holding 25% of the voting shares could nominate and elect one director by cumulating and casting their four votes per share only for their single candidate. This may occur even if shareholders holding 75% of the voting shares are opposed to the election of that candidate and cast their votes to elect four other director candidates.

    Under majority rule voting, a nominee for director cannot be elected without relatively wide support. Shareholders are entitled to only one vote per share in the election of directors and each director is voted upon separately. Consequently, through majority rule voting, the only director candidates who can be elected are those who receive support from shareholders holding the greatest number of voting shares, and shareholders holding a majority of the voting shares would be able to elect all of the directors.

Reasons For The Proposed Amendment

    The Board of Directors of the Company believes that every director of a publicly-held corporation should represent the interests of all shareholders. The Board is concerned that directors elected by a minority shareholder or group of shareholders through cumulative voting are likely to be biased in favor of the interests of the particular interest group that elected them rather than serving on behalf of all shareholders of the Company. Such bias could disrupt the management of the Company and prevent it from operating most effectively. Further, the election of directors who view themselves as representing or answerable to a particular constituency could introduce an element of discord on the Board of Directors, impair the ability of the directors to work together effectively and may discourage qualified individuals from serving as directors. Approval of the proposed amendment providing for majority rule voting in the election of directors will help ensure that each director acts in the best interests of all shareholders, because shareholders holding a majority of the voting shares will have the power to elect each of the directors to be elected at any annual meeting.

    The proposal to eliminate cumulative voting is not in response to any effort by a minority shareholder or group of shareholders to attain representation on the Board of Directors or acquire greater influence in the management of the Company's business, nor is the Company aware of any such effort. Further, it is not in response to any attempt to acquire control of the Company, nor is the Company aware of any such attempt.

Other Effects of the Proposed Amendment; Other Provisions in Effect

    Approval of the proposed amendment to eliminate mandatory cumulative voting may make it more difficult for a shareholder or group of shareholders holding a significant number of voting shares, but less than a majority, to monitor, change or influence the management or policies of the Company. In addition, under certain circumstances, the proposed amendment may discourage an attempt to take over or form a business combination involving the Company. For example, the proposed amendment may discourage the accumulation of large minority shareholdings (as a prelude to a takeover or business combination or otherwise) by persons who would not make that acquisition without being assured of representation on the Board of Directors.

    Shareholders should also note that the Board of Directors has adopted certain other measures that have or may be viewed as having takeover-resistive effects. These consist of provisions in the Articles of Incorporation eliminating, subject to certain exceptions, the liability of directors for monetary damages and provisions in the By-laws and other agreements providing for indemnification of directors and officers. The By-laws also provide for the classification of the Board of Directors. See "Nomination and Election of Directors".

    The Board of Directors believes that the advantages of the proposed amendment implementing majority rule voting greatly outweigh the possible disadvantages of the amendment. Approval of the proposed amendment requires the favorable vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT AND RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


Proposal No. 2 ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of eleven members, who are divided into two classes of four directors each and one class of three directors. Directors are elected for terms of three years. At the Annual Meeting, the term of office of the Class II directors will expire and four directors will be elected to serve for a term of three years and until their respective successors are elected.

    The Board intends to cause the nomination of the four persons named below for election as Class II directors. The directors will be elected by the holders of the Common Stock. The persons named as proxy holders in the accompanying form of proxy have advised the Company that they intend at the Annual Meeting to vote the shares covered by proxies held by them for the election of the nominees named below. If any or all of such nominees should for any reason become unable to serve or for good cause will not serve, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees, and for such lawful term or terms, as the Board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The Board of Directors has no reason to believe the nominees named, or any of them, will be unable to serve if elected.

    All of the Class II nominees, except Mr. Cohen, were elected members of the Board of Directors by the shareholders at the 1995 annual meeting of shareholders. Mr. Cohen and Mr. Schoen, a Class III director, were appointed by the Board of Directors to fill vacancies on the Board on October 30, 1997.
Mr. Cohen served as a director of the Company from 1975 to 1988, when he resigned due to his responsibilities as the Chief Executive Officer of another public company. No arrangement or understanding exists between any of the nominees and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee.

    The names of the nominees for Class II directors and the Class I and Class III directors who will continue in office after the Annual Meeting until the expiration of their respective terms, together with certain information regarding them, including the amount of Common Stock beneficially owned by them, are as follows:

                                                                                                         Common Stock of
                                                                                                        the Company Bene-
                                                                                               Year      ficially Owned
                                                                                   Director  Term Will     of May 15,      Percent
                Name                Age       Position or Office                    Since      Expire       1998(1)(2)     of Class
               ------               ---       --------------------                  -----    ---------   ---------------   --------
Nominees for Class II Directors
-------------------------------

Ralph Clements                       65     President of Clements and Associates;    1975      2001*           1,134           **
                                            Director
Harry Derbyshire                     72     Business Consultant; Retired             1983      2001*           2,412           **
                                            Chairman of the Board of J.C. Carter
                                            Company, Inc.; Director
Arthur Edelstein                     60     Executive Vice President of the          1980      2001*         349,273         5.0%
                                            Company; Director
Aaron Cohen                          61     Senior Executive Vice President of the   1975(3)   2001*       1,174,110        16.8%
                                            Company, Vice Chairman of the
                                            Board

Directors Continuing in Office:
-------------------------------
Class I Directors
-----------------
Richard Short                        55     Group Vice President of                  1988      2000           93,931         1.3%
                                            the Company; Director
William Traw                         60     Group Vice President of                  1988      2000           69,858         1.0%
                                            the Company; Director
William McGinnis                     39     Group Vice President of the              1994      2000           36,105           **
                                            Company; Director

Class III Directors
-------------------
Aloysius Casey                       66     Chairman of the Board of the             1988      1999           24,321           **
                                            Company
Jack Lin                             65     President and Chief Executive Officer    1975      1999          998,188        14.3%
                                            of the Company; Director
Robert Lin                           40     Founder and President of the Trilin      1988      1999          103,505         1.5%
                                            Group, Inc.; Director
Stanley Schoen                       75     Business Consultant; Member of the       1997      1999           16,781           **
                                            Board of Directors of Vista Hill
                                            Foundation and Emeritus College;
                                            Director
--------------------------
*     If elected at the annual meeting
**    Less than 1%

(1)   Includes shares covered by options exercisable within 60 days, as follows: Clements, 625; Derbyshyre, 1,500;
      Edelstein, 27,250; Cohen, 23,000; Short, 26,000; Traw, 26,000; McGinnis, 7,437; Casey, 3,000; J. Lin, 12,505; R.
      Lin, 2,500 and Schoen, 4,000.
(2)   Includes shares in the National Technical Systems Employee Stock Ownership Plan, as follows: Edelstein, 4,722;
      Short, 2,953; Traw, 3,093; McGinnis, 1,843 and J. Lin, 6,503.

(3)   Mr. Cohen served as a director of the Company from 1975 to 1988, when he resigned due to his responsibilities as the
      Chief Executive Officer of another public company.  On October 30, 1997, he was appointed to fill a vacancy on the Board.


    Mr. Clements has been President of Clements and Associates, a Sherman Oaks, California management consulting firm, for more than five years.

    Mr. Derbyshire is a consultant to various businesses. He was Chairman of the Board of J. C. Carter Company, Inc., a manufacturer of aerospace products from January 1987 until September 1997 when the Company was sold. Prior to his retirement in 1985, Mr. Derbyshire was Executive Vice President, Chief Financial Officer and a director of Whittaker Corporation, a Los Angeles, California aerospace company.

    Mr. Edelstein is Executive Vice President of the Company and has been associated with the Company and it predecessors continuously since 1961.

    Mr. Cohen is a founder and Senior Executive Vice President of the Company and has been associated with the Company since 1961.

    Mr. Short is Group Vice President of the Company and has been associated with the Company and its predecessors continuously since 1961.

    Mr. Traw is Group Vice President of the Company and has been associated with the Company and its predecessors continuously since 1963.

    Mr. McGinnis is Group Vice President of Company and has been associated with the Company since 1980.

    General Casey retired from the United States Air Force in 1988 after a 34-year career. At the time of his retirement he was the Commander of the Space Division, Air Force Systems Command, Los Angeles Air Force Base California.

    Mr. Jack Lin is a founder and President of the Company and has been associated with the Company and its predecessors continuously since 1961.

    Mr. Robert Lin is a founder and President, of Trilin Group, Inc., a privately-owned manufacturer and distributor of products for the advertising specialty and premium markets. Robert Lin is the son of Jack Lin.

    Mr. Schoen is a consultant to various businesses and a member of the Board of Directors of Vista Hill Foundation and Emeritus College.

    The Board of Directors of the Company held three regular meetings and one special meeting during the last fiscal year. One Director, Mr. Derbyshire, attended 50% of the meetings and no other Director attended fewer than 75% of the meetings of the Board or of the Committees of which he was a member.

    The Company's Board of Directors has an Audit Committee which consists of Messrs. Casey, Clements and Derbyshire. The function of the Audit Committee is to meet with the independent certified public accountants engaged by the Company to review (a) the scope and findings of the annual audit, (b) accounting policies and procedures and the Company's financial reports, and (c) the internal controls employed by the Company. The Audit Committee held two meetings during the year.

    The Compensation Committee of the Board of Directors considers and makes recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers. The Compensation

Committee, which consists of Messrs. Clements and Derbyshire, met twice during the year.

    The Stock Option Committee of the Board of Directors makes recommendations regarding the grant of stock options. The Committee, which consists of Messrs.
R. Lin and Clements, met three times during the year.

    The Nominating Committee, which consists of Messrs. J. Lin and Derbyshire, selects nominees for election to the Board of Directors. The Nominating Committee met twice during the year.

    Directors, other than employee-directors who receive no additional compensation for serving on the Board, each received $10,845 in annual retainer and $2,057 in bonuses. In his capacity as Chairman of the Board, Mr. Casey was paid an annual fee of $39,065 and a bonus of $7,409. Directors also are reimbursed for expenses which they reasonably incur in the performance of their duties as directors of the Company. During the fiscal year ended January 31, 1998, a total of $2,000 was paid to General Casey and $30,906 was paid to Ralph Clements for consulting services.


Proposal No. 3 - APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

      Under the 1994 Employee Incentive Stock Option Plan (the "1994 Plan"), 700,000 shares of the Company's Common Stock were initially reserved for issuance upon the exercise of options which may be granted from time-to-time to officers, key employees, directors and consultants of the Company. The proposed amendment to the 1994 Plan, approved by the Board of Directors, would increase the number of shares reserved for issuance under the 1994 Plan by 800,000 and is subject to approval by the shareholders of the Company. The 1994 Plan permits the award of both Non-Qualified and Incentive Stock Options.

      The purpose of the 1994 Plan is to attract and retain executives and certain other employees and to secure for the Company the benefits of the incentive inherent in equity ownership by employees and others who are responsible for the continuing growth and success of the Company. The Company believes that equity based compensation arrangements such as stock options enhance the Company's ability to attract and retain key technical, engineering and management personnel who can make significant contributions to its future success.

      The Company has considered prevailing compensation practices in the industry in which it competes for these people and, particularly, compensation and benefits being offered by companies engaged in recruitment efforts affecting both the Company's personnel and those employment candidates whom the Company itself, may, from time-to-time, seek to recruit. On the basis of these considerations, the Company believes that stock options are important compensation elements, particularly during periods, such as those recently experienced, when there is increased compensation for attracting and retaining key technical, management and scientific resources. Moreover, this form of compensation closely aligns employees' interests in the Company's success and growth with similar interests of the Company's shareholders.

      As of the date of this proxy statement, options have been granted under the 1994 Plan to purchase 578,802 shares of Common Stock, 109,325 options have been exercised and 469,477 shares are currently reserved for issuance upon exercise of outstanding options. A total of 121,198 shares are reserved for future grants.

      The following description summarizes certain provisions of the 1994 Plan. This description is subject to, and is qualified in its entirety by, the full text of the 1994 Plan and the defined terms used therein.

      Administration.

      The 1994 Plan is administered by the Board of Directors, or a committee of the Board ("Committee"). The Board or Committee, in its sole discretion, determines the directors, officers, key employees and consultants to whom options are to be granted, the type of stock options to be granted, the number of shares to be optioned, the time of exercise and other terms and provisions of each option. The Board is to be empowered to interpret the 1994 Plan, prescribe, amend, and rescind the rules and regulations relating to the Plan, amend the Plan, subject to certain limitations, and make all other determinations necessary or advisable for the administration of the 1994 Plan.

      Option Terms.

      The exercise price for shares to be covered by an incentive stock option shall be no less than 100% of the fair market value of the shares (or 110% if the optionee at the time the option is granted owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company) on the date the option is granted, as determined by the Board or the Committee. The exercise price for shares to be covered by a non-qualified stock option shall be not less than 50% of the fair market value of the shares on the date the option is granted, as determined by the Board or the Committee, except that, with respect to non-qualified stock options granted to directors, the exercise price shall not be less than 100% of the fair market value of the shares on the date the option is granted, as determined by the Board or Committee.

      The price of any shares purchased upon exercise of an option is to be paid in full at the time of the purchase. Payment for any number of shares purchased upon exercise of options granted under the 1994 Plan may, at the option of the optionee, be made by delivery to the Company of shares of the Common Stock of the Company having a fair market value equal to the exercise price of the option shares. Options shall be exercisable at such times and for such periods as may be fixed by the Board or the Committee, provided that no option shall be exercisable after ten years from the date of grant. In the event of dissolution of the Company, or a merger or consolidation where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the 1994 Plan, all options granted under the 1994 Plan shall terminate, but an optionee shall have the right to exercise any then outstanding option immediately prior to such dissolution, merger or consolidation without regard to restrictions on time of exercise, except expiration of the option period.

      Stock Subject to Plan.

      Providing the amendment to the 1994 Plan is approved by the shareholders, the aggregate number of shares of Common Stock reserved for issuance upon exercise of options granted under the 1994 Plan shall not exceed 1,390,675, which is equivalent to 19.9% of the total currently outstanding shares of the Company's Common Stock. Provision is made for adjustment in the number of option shares and exercise prices in the event of recapitalization.

      Eligibility.

      Incentive stock options may be granted only to officers and other key employees of the Company. Non-qualified stock options may be granted to officers, key employees, directors and consultants of the Company.

      Termination of Options.

      If the optionee's employment is terminated for any reason other than death, the options may be exercised at any time within 90 days after the date of termination, but not beyond the period such options are exercisable, on the date of termination. If an optionee dies while in the employ of the Company, the optionee's estate may exercise the options within 12 months from the date of death, but not beyond the option period. Options shall not be affected by authorized leaves of absence or by a change of employment so long as the optionee continues to be a director, officer, employee or consultant of the Company. In no case may an option be exercised more than ten years after it is granted. Options granted under the 1994 Plan are not transferable except to the executor or administrator of the optionee's duly appointed and acting guardian or conservator, and shall be exercisable during the optionee's lifetime only by the optionee or by such guardian or conservator for the benefit of the optionee.

      Suspension, Modification and Termination.

      The 1994 Plan may at any time, or from time to time, be terminated, suspended, modified or amended by the Board. No amendment, suspension or termination of the 1994 Plan shall, without the consent of the optionee, alter or impair any rights or obligations under any options granted under the 1994 Plan, except as may be occasioned by the dissolution, or upon the merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the 1994 Plan, or in the event the Board determines, in its sole discretion, that the Company cannot reasonably comply with the applicable laws and rules in order to implement the 1994 Plan or issue stock upon the exercise of outstanding options. In addition, no such modification or amendment shall, without shareholder approval, increase the number of shares authorized for issuance upon the exercise of options, provide for the grant of options with an exercise price per share less than the amount set forth above or postpone the date of the expiration of the Plan beyond the expiration date set forth below.

      Non-Qualified Stock Options.

      There will be no federal income tax consequences to an optionee upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified option, the optionee will recognize taxable income in an amount equal to the fair market value of the stock on the date of exercise less the exercise price paid, and the Company will be allowed (subject to the satisfaction of applicable tax reporting obligations, a corresponding tax deduction for compensation expense in an amount equal to the taxable income recognized by the optionee. Upon the subsequent sale of shares acquired upon the exercise of a non-qualified stock option, the optionee generally will recognize gain or loss in an amount equal to the difference between the amount realized upon sale and the fair market value of such shares on the date of exercise.

      Incentive Stock Options

      An optionee who exercises an incentive stock option, both at the time of the initial grant of the option and at the time of its exercise will, except as provided in the next sentence, recognize no income for federal income tax purposes. The difference between the fair market value of the stock on the date of exercise and the exercise price paid will be included in the employee's income for alternative minimum tax purposes. The Company will generally not be entitled to a tax deduction for compensation expense as a result of exercise of an incentive stock option, except upon a disqualifying disposition as described below. If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than 18 months from the date on which the shares are transferred to the optionee upon exercise of the option, all gain or loss will be recognized at long-term capital gains rates the time of the disposition of the stock. If such disposition occurs more than one year but not more than 18 months after exercise, and more than two years from date of grant, any gain would be taxable at mid-term capital gains rates. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disqualifying disposition the optionee will realize ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price or
(ii) the optionee's actual gain, if any, resulting from the purchase and sale. To the extent the optionee recognizes income by reason of a disqualifying disposition, the Company will be entitled (subject to the satisfaction of any tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      The foregoing summary of the effects of current federal income taxation upon, an optionee and the Company with respect to shares issued under the 1994 Plan does not purport to be complete, and reference is made to the applicable provisions of the Internal Revenue Code.

      Effective Date of Amendment and Termination of Plan

      The proposed amendment of the 1994 Plan will become effective upon approval by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock of the Company present and voting at the Annual Meeting of Shareholders. Unless sooner terminated, the 1994 Plan's authority to grant options shall expire on April 18, 2004 ("Expiration Date"), but the 1994 Plan shall remain in full force and effect beyond the Expiration Date for all options granted prior to the Expiration Date.

      THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


                             EXECUTIVE COMPENSATION

    The following information is furnished with respect to the Chief Executive Officer and the other most highly compensated executive officers of the Company whose aggregate direct remuneration from the Company during the fiscal year ended January 31, 1998 exceeded $100,000.


                           SUMMARY COMPENSATION TABLE
                                                                                Long Term Compensation
                                                                                ----------------------
                                     Annual Compensation                                Awards                   Payouts
                                     --------------------                     --------------------------  -------------------------
Name and Principal                                            Other Annual    Restricted Stock  Options/     LTIP       All Other
       Position               Year   Salary ($)  Bonus ($) Compensation ($)(1)  Award(s) ($)    SARs(#)   Payouts($) Compensation($)
---------------------         ----   ----------  --------- -------------------  ------------    -------   ---------- ---------------
Jack Lin                      1998    316,650     82,500            0                 0            0          0             0
 President and Chief          1997    294,097     60,000(2)         0                 0            0          0             0
 Executive Officer            1996    275,357     24,000        14,457(3)             0            0          0             0

Aaron Cohen                   1998    124,759     32,500            0                 0            0          0             0
 Senior Executive Vice        1997       -           -              0                 0            0          0             0
 President                    1996       -           -              0                 0            0          0             0

Arthur Edelstein              1998    192,487     50,000            0                 0            0          0             0
  Executive Vice              1997    179,637     36,000            0                 0            0          0             0
  President                   1996    174,126     16,000            0                 0            0          0             0

Richard Short                 1998    124,759     32,500            0                 0            0          0             0
 Group Vice President         1997    115,905     23,000            0                 0            0          0             0
                              1996    111,393     12,000            0                 0            0          0             0

William Traw                  1998    124,759     32,500            0                 0            0          0             0
 Group Vice President         1997    115,905     23,000            0                 0            0          0             0
                              1996    111,393     12,000            0                 0            0          0             0



-----------------

(1) Does not include perquisites or personal benefits which are the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named Executive Officer.

(2) Fair market value of 26,608 shares of restricted National Technical Systems, Inc. common stock at a value of $60,000 taken as a bonus in lieu of cash in 1997.

(3) Fair market value of 9,638 shares of restricted National Technical Systems, Inc. common stock at a value of $14,457 taken in lieu of cash compensation.


                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of the two independent, non-employee directors named below. See the description of the Compensation Committee functions above.

    COMPENSATION POLICIES. Policies governing the compensation of the Company's executives are established and monitored by the Compensation Committee. All decisions relating to the compensation of the Company's executives during 1998 were made by the Compensation Committee.

    In administering its compensation program, the Compensation Committee follows its belief that compensation should reflect the value created for shareholders while supporting the Company's strategic goals. In doing so, the compensation programs reflect the following themes:

    1. The Company's compensation programs should be effective in attracting, motivating, and retaining key executives;

    2. There should be a correlation of the compensation awarded to an executive, the performance of the Company as a whole, and the executive's individual performance;

    3. The Company's compensation programs should provide the executives a financial interest in the Company similar to the interests of the Company's shareholders; and

    4. The Company's compensation program should strike an appropriate balance between short and long term performance objectives.

Elements of Compensation Programs

    At least annually, the Committee reviews the Company's executive officer compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The three basic components of the program, each of which is intended to serve the overall compensation philosophy, are as follows:

    Base Salary - Base salary levels are, in part, established through comparisons with companies of similar size engaged in the same or similar business as that of the Company. Actual salaries are based on individual performance of the executive officer within the salary range reflecting job evaluation and market comparisons. Base salary levels for executive officers are reviewed annually and established within a range deemed by the Committee to be reasonable and competitive. The Committee recommended increases in base salary for the executive officers in fiscal 1998 of approximately 11%.

    Annual Incentives - The Company's executive officers are eligible to participate in the annual incentive compensation program whose awards are based on the attainment of certain operating and individual goals. The objective of this program is to provide competitive levels of compensation in return for the attainment of certain financial objectives that the Committee believes are primary factors in the enhancement of shareholder value. In particular, the program seeks to focus the attention of executive officers towards earnings growth. Bonuses for executive officers of the Company under this program are intended to be consistent with targeted awards of companies of similar size and engaged in the same or similar business as that of the Company. Actual awards are subject to adjustment up or down, at the discretion of the Committee, based on the Company's overall performance. For fiscal 1998, the Compensation Committee awarded bonuses to executive officers, based upon the performance measures discussed above, equal to 25% of the executive officer's base salary. The bonuses are reflective of the Company's overall improvement in earnings and total shareholder return in fiscal 1998.

    Long-term Incentives - As an important element in retaining and motivating the Company's senior management, the Committee believes that those persons who have substantial responsibility for the management and growth of the Company should be provided with an opportunity to increase their ownership of Company stock. Therefore, executive officers and other key employees are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The number of stock options granted to executive officers is based on various factors, including the respective scope of accountability, strategic and operational goals and anticipated performance and contributions of the individual executive.

Chief Executive Officer's Compensation

    Mr. Lin's compensation is determined pursuant to the principles noted above. The Committee, in considering his compensation for fiscal 1998, reviewed his existing compensation arrangements, comparable compensation for chief executive officers of other companies and the performance of both Mr. Lin and the Company. The Committee made the following determinations regarding Mr. Lin's compensation:

    o Based upon Mr. Lin's and the Company's fiscal 1998 performance, the Company increased Mr. Lin's base salary by 11%.

    o Based upon Mr. Lin's and the Company's fiscal 1998 performance, the Company increased Mr. Lin a cash bonus in the amount of $82,500.

    POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(m). In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add Section 162(m).
Section 162(m), and regulations thereunder adopted in 1995, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation" the material terms of which are disclosed to and approved by shareholders. At the present time, the Company's executive officer compensation levels are substantially below the $1,000,000 pay limit and the Company believes that it will most likely not be affected by the regulation in the near future. Where appropriate in light of specific compensation objectives, the Board intends to take necessary actions in the future to minimize the loss of tax deductions related to compensation.



                                         COMPENSATION COMMITTEE

                                         Ralph Clements
                                         Harry Derbyshire

                      INFORMATION CONCERNING STOCK OPTIONS

    There were no stock options or stock appreciation rights granted for the fiscal year ended January 31, 1998.

    The following table sets forth information concerning the exercise of stock options during the fiscal year ended January 31, 1998 by each of the named executive officers and the fiscal year end spread on unexercised "in-the-money" options.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION/SAR VALUE

                                                                 Number of Unexercised           Value of Unexercised
                                                                 In-the-money Options/           In-the-money Options/
                                                                    SARs at FY-End                SARs at FY-End($)(1)
                                                             ---------------------------      ---------------------------
                       Shares Acquired         Value
     Name              on Exercise(#)     Realized ($)(2)    Exercisable   Unexercisable      Exercisable   Unexercisable
     ----              ---------------    ---------------    -----------   -------------      -----------   -------------

Jack Lin                    49,495            196,778          12,505         36,000            50,874         132,682
Aaron Cohen                   -                  -             18,000         14,000            75,375          56,125
Art Edelstein               22,659            126,664          22,250         26,750            91,844         105,531
Richard Short                 -                  -             23,500         23,000           100,906          91,000
William Traw                 9,423             44,488          26,000         23,000           114,813          91,000




(1) Market Value of underlying securities at exercise date, minus the exercise or base price of "in-the-money" options/SARs. "Value Realized" is on a pre-tax basis.

(2) Represents the difference between the closing price of the Company's Stock on January 31, 1998 and the exercise of the options.

                          STOCK PRICE PERFORMANCE GRAPH

    The following graph shows a five-year comparison of cumulative total returns on investment for the Company, the Russell 2000 Index and the S&P Technology Sector (formerly S&P High Tech Composite) Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

    The Company's officers, directors and consultants are required to file initial reports of ownership and reports of change in ownership with the Securities and Exchange Commission. Officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on information provided to the Company by individual officers, directors and consultants, the Company believes that during fiscal 1998 all filing requirements applicable to officers and directors have been complied with.


Proposal No. 4 - RATIFICATION OF AUDITORS

    The Board of Directors has selected Ernst & Young LLP as auditors for the Company for the year ending January 31, 1999. That firm became auditors for the Company during the fiscal year ended January 31, 1990. The Board recommends ratification of this action.

    Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders at the meeting.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                                  OTHER MATTERS

    Management is not aware of any other matters to be presented for action at the meeting or any adjournment thereof. However, if any matters come before the meeting, it is intended that shares represented by Proxy will be voted in accordance with the judgment of the persons voting them.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Any proposals of shareholders intended to be presented at the next annual meeting (to be held in June 1999) must be received by the Company at its principal executive office located at 24007 Ventura Boulevard, Calabasas, California 91302, not later than February 1, 1999.

P R O X Y

                        NATIONAL TECHNICAL SYSTEMS, INC.
          BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      Friday, June 26, 1998, at 11:00 a.m.

     The undersigned hereby appoints Aloysius Casey and Jack Lin, and each of them, attorneys and agents with power of substitution, to vote, as designated below, all stock of the undersigned at the above meeting and at any adjournment or adjournments thereof.


     1. To approve an amendment to the Company's Articles of Incorporation to provide for majority rule voting in lieu of cumulative voting in the election of directors.

            FOR [  ]             AGAINST [  ]              ABSTAIN [  ]


     2.   Election of Directors

          FOR all nominees listed below           WITHHOLD AUTHORITY
          (except as marked to the                to vote for all nominees
           contrary below)        [  ]            listed below        [  ]

       Ralph Clements, Harry Derbyshire, Arthur Edelstein and Aaron Cohen

     (INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
          _____________________________________________________________


     3. To consider and act upon a proposal to amend the Company's 1994 Employee Incentive Stock Option Plan (the "1994 Plan") to increase the number of shares reserved for issuance under the 1994 plan from 700,000 to 1,500,000.

            FOR [  ]             AGAINST [  ]              ABSTAIN [  ]


     4. To ratify the selection of Ernst & Young LLP as auditors for the fiscal year ending January 31, 1999.

            FOR [  ]             AGAINST [  ]              ABSTAIN [  ]


     5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.


                                     (OVER)

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR EACH OF THE PROPOSALS SET FORTH IN THE PROXY STATEMENT.


                                        Dated _______________________, 1998


                                        ___________________________________
                                             Signature of Shareholder

                                        ___________________________________
                                             Signature of Shareholder

                                        Please sign exactly as your name
                                        appears hereon. Please date, sign
                                        and return the Proxy promptly in
                                        the enclosed envelope. When signing
                                        as attorney, executor, administrator,
                                        trustee or guardian, please give
                                        full title. If the signature is for
                                        a corporation, please sign full
                                        corporate name by authorized
                                        officer. If the shares are
                                        registered in more than one name,
                                        all holders must sign.

                                                                      Appendix A

                           TEXT OF PROPOSED AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION

     The Articles of Incorporation of this corporation be amended by adding thereto Article IX which shall read as set forth below.

     IX: No holder of any class of stack of this corporation shall be entitled to cumulate votes at any election of directors of this corporation.